Exhibit 3.1.6

CERTIFICATE OF INCORPORATION

OF

EVERGREEN MEZZANINE HOLDINGS CORPORATION

FIRST: The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is:

EVERGREEN MEZZANINE HOLDINGS CORPORATION

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of all classes of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value of $.01 per share.

No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any share of the Corporation of any class, now or hereafter authorized, or any options of warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issues, sold or offered for sale by the Corporation; provided, however, that in connection with the issuance or sale of any such shares or securities, the Board of Directors of the Corporation may, in its sole discretion, offer such shares or securities, or any part thereof, for purchase or subscription by the holders of shares of the Corporation, except as may otherwise be provided by this Certificate of Incorporation, as amended from time to time.

At all times, each holder of common stock of the Corporation shall be entitled to one vote for each share of common stock held by such stockholder standing in the name of such stockholder on the books of the Corporation.

FIFTH: The name and address of the Incorporator is as follows:

Sonja K. Gruhl Latham & Watkins 1001 Pennsylvania Avenue, NW Suite 1300 Washington, D.C. 20004

SIXTH: In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware General Corporation Law, or (iv) for any transactions from which the director derived an improper personal benefit.

EIGHTH: Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the law of the State of Delaware. All rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of May, 1997.

/s/ Sonja K. Gruhl
Sonja K. Gruhl
Incorporator

CERTIFICATE OF MERGER

OF

CHANCELLOR BROADCASTING COMPANY

INTO

EVERGREEN MEZZANINE HOLDINGS CORPORATION

The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger (the “Merger”) is as follows:

NAME	STATE OF INCORPORATION
Evergreen Mezzanine Holdings Corporation	Delaware
Chancellor Broadcasting Company	Delaware

SECOND: That an Amended and Restated Agreement and Plan of Merger, dated July 31, 1997 (the “Merger Agreement”), among Chancellor Broadcasting Company, a Delaware corporation, Chancellor Radio Broadcasting Company, a Delaware corporation, Evergreen Media Corporation, a Delaware corporation, Evergreen Mezzanine Holdings Corporation, a Delaware corporation, and Evergreen Media Corporation of Los Angeles, a Delaware corporation, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

THIRD: That the name of the surviving corporation of the Merger is Evergreen Mezzanine Holdings Corporation and that, pursuant to the Merger Agreement, the name of the surviving corporation shall be changed in the Merger to Chancellor Mezzanine Holdings Corporation. Consequently, from and after the effective time of the Merger the name of the surviving corporation shall be Chancellor Mezzanine Holdings Corporation (the “Surviving Corporation”).

FOURTH: That the certificate of incorporation of Evergreen Mezzanine Holdings Corporation, as amended hereby, shall be the certificate of incorporation of the Surviving Corporation, with Articles First, Fourth and Seventh of such certificate of incorporation amended and restated in their entirety and a new Article Tenth added thereto, in each case as set forth in Exhibit A attached hereto.

FIFTH: That the executed Merger Agreement is on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is 433 E. Las Colinas Blvd., Suite 1130, Irving, Texas 75039.

SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation on request and without cost to any stockholder of any constituent corporation.

Dated: September 5, 1997

EVERGREEN MEZZANINE HOLDINGS CORPORATION

By:	/s/ Matthew E. Devine
Matthew E. Devine
Vice President

2

EXHIBIT A

Article First shall be amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Chancellor Mezzanine Holdings Corporation ( the “Corporation”).

Article Fourth shall be amended and restated in its entirety to read as follows:

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 10,001,000 shares consisting of (a) 10,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”) and (b) 1,000 shares of Common Stock, par value $.01 per share (the “Common Stock”).

The designations, powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and the Common Stock are as follows:

1.	Provisions Relating To The Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, powers, preferences and rights and such qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors of the Corporation (the “Board of Directors”) as hereafter prescribed.

(b) Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(i) whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

(ii) the number of shares to constitute the class or series and the designations thereof;

(iii) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(iv) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property) and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(vi) the dividend rate, whether dividends are payable in cash, securities of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate;

(vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(viii) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(ix) such other special rights and protective provisions with respect to any class or series as may to the Board of Directors seem advisable.

(c) The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

(d) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of a majority of the holders of the Preferred Stock, or of any class or series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing such class or series of Preferred Stock.

2.	Provisions Relating to the Common Stock.

(a) Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.

(b) Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the board of directors at any time and from time to time out of any funds of the Corporation legally available therefor.

(c) In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Paragraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

3.	General.

(a) Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders such shares shall not be liable for any further payments in respect of such shares.

(b) The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation’s capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

Article Seventh shall be amended and restated in its entirety to read as follows:

SEVENTH: The Corporation shall indemnify any Person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director, officer, employee or agent of the Corporation, or (ii) is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Seventh is in effect. Any repeal or amendment of this Article Seventh shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Seventh. Such right shall include the right to be paid by the Corporation expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. To the extent that a director, officer, employee or agent of the corporation shall be successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the General Corporation Law of the State of Delaware, but the burden of proving such defense shall be on the Corporation. None of (i) the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances, (ii) an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible, or (iii) the termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any Person having a right of indemnification under the foregoing provisions, such right shall insure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article Seventh shall extend to proceedings involving the negligence of such Person.

The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article Seventh.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding. “Person” as used herein means any corporation, partnership, association, firm, trust, joint venture, political subdivision or instrumentality.

A new Article shall be added as Article Tenth to read as follows:

TENTH: The following provisions are included for the purpose of ensuring that control and management of the Corporation remains with loyal citizens of the United States and/or corporations formed under the laws of the United States or any of the states of the United States, as required by the Communications Act of 1934, as the same may be amended from time to time:

(c) The Corporation shall not issue to (i) a person who is a citizen of a country other than the United States (ii) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or of any state, territory, or possession of the United States; or (iv) a representative of, or an individual or entity controlled by, any of the foregoing (individually, an “Alien”; collectively, “Aliens”) in excess of 25% of the total number of shares of capital stock of the Corporation outstanding at any time and shall not permit the transfer on the books of the corporation of any capital stock to any Alien that would result in the total number of shares of such capital stock held by Aliens exceeding such 25% limit.

(d) No Alien or Aliens shall be entitled to vote or direct or control the vote of more than 25% of (i) the total number of shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time, or (ii) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time and from tine to time.

(e) No Alien shall be qualified to act as an officer of the Corporation, and no more than one-fourth of the total number of directors of the Corporation at any time and from time to time may be Aliens.

(f) The Board of Directors of the Corporation shall have all powers necessary to implement the provisions of this Article Tenth.

CERTIFICATE OF MERGER MERGING

CAPSTAR BROADCASTING CORPORATION,

a Delaware corporation

into

CHANCELLOR MEZZANINE HOLDINGS CORPORATION,

a Delaware corporation

Pursuant to the provisions of Section 251 of the Delaware General Corporation Law (the “DGCL”) Chancellor Mezzanine Holdings Corporation, a corporation organized and existing under the laws of Delaware (“Mezzanine”), does hereby certify:

1. That Mezzanine is the surviving corporation of a merger by and between Mezzanine and Capstar Broadcasting Corporation, a Delaware corporation (the “Merged Corporation” and, together with Mezzanine, the “Constituent Corporations”).

2. That an Agreement and Plan of Merger (the “Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.

3. That the name of the surviving corporation is Chancellor Mezzanine Holdings Corporation (the “Surviving Corporation”).

4. That the certificate of incorporation of Mezzanine shall be the certificate of incorporation of the Surviving Corporation, except that Article First of such certificate of incorporation shall be amended and restated in its entirety so that said article shall be and read as follows:

“FIRST: The name of the Corporation is AMFM HOLDINGS INC. (the “Corporation”).”

5. The executed Agreement and Plan of Merger is on file at the principal place of business of Mezzanine, 600 Congress Avenue, Suite 1400, Austin, Texas 78701.

6. That a copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

IN WITNESS WHEREOF, Mezzanine has caused this Certificate to be signed by its authorized officer this 19th day of November, 1999.

CHANCELLOR MEZZANINE HOLDINGS CORPORATION

By:	/s/ W. Schuyler Hansen
W. Schuyler Hansen
Senior Vice President and Chief Accounting Officer

S-1

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

AMFM HOLDINGS NC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is AMFM HOLDINGS INC.

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on March 10, 2004.

/s/ Kenneth E. Wyker
Name:	Kenneth E. Wyker
Title:	Senior Vice President

DE BC D-:COA CERTIFICATE OF CHANGE 09/00 (#163)